Exhibit 99.1

TRI POINTE HOMES, INC. REPORTS 2014 THIRD QUARTER RESULTS

-Successfully Completes $2.8 billion Merger in July 2014-

-Reports GAAP Net Income of $0.07 and Non-GAAP Net Income of $0.22 per Diluted Share-

-Reiterates Full Year 2015 Outlook for Net Income of $1.25-$1.40 per Diluted Share-

Irvine, California, November 6, 2014 /Business Wire/ – TRI Pointe Homes, Inc. (NYSE: TPH) today announced results for the third quarter ended September 30, 2014.

On July 7, 2014, TRI Pointe consummated the previously announced merger with Weyerhaeuser Real Estate Company (“WRECO”). Before the merger, WRECO was an indirect wholly-owned subsidiary of Weyerhaeuser Company engaged in homebuilding and related activities through five operating subsidiaries. The merger was accounted for as a “reverse acquisition” of TRI Pointe by WRECO. As a result, legacy TRI Pointe’s financial results are only included in the combined company’s financial statements from the closing date forward and are not reflected in the combined company’s historical financial statements, except for legacy TRI Pointe’s common stock. Accordingly, legacy TRI Pointe’s financial results are not included in the Generally Accepted Accounting Principles (“GAAP”) results for any periods prior to the closing.

The Company has appended Supplemental Combined Company Information to this press release to provide supplemental financial information of the combined company that is “Adjusted” to include legacy TRI Pointe’s financial results for the relevant periods prior to the Closing Date.

GAAP results for Third Quarter 2014 and Comparisons to Third Quarter 2013

•	Income from continuing operations was $11.0 million, or $0.07 per diluted share compared to $19.9 million, or $0.15 per diluted share

•

Non-GAAP diluted earnings per share was $0.22* for the 2014 third quarter excluding expenses related to non-cash purchase accounting adjustments, restructuring expenses and other expenses related to the merger

•	New home orders increased to 803 compared to 767

•	Active selling communities averaged 107.0 compared to 90.9

•	New home orders per average selling community were 7.5 orders (2.50 monthly) compared to 8.4 orders (2.81 monthly)

•	Cancellation rate increased to 18% compared to 16%

•	Backlog units increased to 1,440 homes with a dollar value increase of 22%, to $870.4 million

•	Average sales price in backlog increased 23% to $604,000

•	Home sales revenue of $471.8 million, an increase of 55%

•	New homes deliveries of 842, up 10%

•	Average sales price of homes delivered grew 41% to $560,000

•	Homebuilding gross margin percentage of 18.3%

•	Excluding non-cash purchase accounting adjustments and interest, our adjusted homebuilding gross margin percentage was 22.7%*

•	Ratio of debt to capital of 45.2% at September 30, 2014 improved from 51.1% at December 31, 2013

•	Cash of $147.7 million and availability under revolving credit line of $159 million

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 12

“We are pleased to report our first quarter of operating results following the successful completion of our merger with WRECO in July,” commented Douglas F. Bauer, Chief Executive Officer. “The combination of TRI Pointe’s operational expertise and WRECO’s strong homebuilding presence has resulted in a company that is well positioned to take advantage of the long term recovery of the housing market. During the quarter we made progress on multiple fronts with the initial integration of our expanded operations, including a 410 basis point reduction in our selling, general and administrative costs compared to the prior year quarter. We are pleased to announce the launch of TRI Pointe Solutions, made up of TRI Pointe Connect and TRI Pointe Assurance, a suite of home buyer services that will provide end-to-end support throughout the closing process, including mortgage, title and escrow services.”

Mr. Bauer continued, “While the current sales environment remains softer than we would like, we believe that we can drive future shareholder value thanks to our disciplined, proven operating strategy, our well capitalized balance sheet, and our excellent land positions, which are located in some of the best housing markets in the country. Our goal is to capitalize on the local homebuilding expertise of each of our six brands while improving on our operational performance via reduced cycle times, better purchasing capabilities and a leaner cost structure. Given the strong track record of homebuilding excellence at both TRI Pointe and WRECO, we believe that the combined company can continue to build great homes and deliver strong returns to shareholders. To this end, we reiterate our guidance for 2015 of in excess of 25% delivery growth as compared to the 2014 combined deliveries of legacy TRI Point and WRECO, and fully diluted earnings per share of $1.25 to $1.40.”

GAAP Third quarter 2014 operating results

Income from continuing operations was $11.0 million, or $0.07 per diluted share in the third quarter of 2014, compared to income from continuing operations of $19.9 million, or $0.15 per diluted share for the third quarter of 2013. Income from continuing operations for the third quarter of 2014 was impacted by $36.7 million of expenses related to non-cash purchase accounting adjustments, restructuring charges and other expenses related to the merger. Excluding these items, net of tax, income from continuing operations would have been $34.7 million*, or $0.22* per diluted share.

Home sales revenue increased $167.2 million to $471.8 million for the third quarter of 2014, as compared to $304.6 million for the same period in 2013. The increase was attributable to the addition of legacy TRI Pointe’s operations at the closing date of the merger and a 41% increase in the Company’s average sales price of homes delivered to $560,000. The increase in the average sales price was primarily attributable the addition of legacy TRI Pointe which had an average sales price of homes delivered of $781,000 for the quarter ended September 30, 2014, with no comparable amounts in the prior year period, as well as increases in all of our other reporting segments due to a shift in mix to a more move-up and higher priced product as well as price appreciation in certain markets.

New home orders increased to 803 homes for the third quarter of 2014, as compared to 767 homes for the same period in 2013. In addition, average active selling communities increased to 107.0 as compared to 90.9 for the same period in the prior year, mainly due to the addition of legacy TRI Pointe. During the quarter, the Company applied its’ definition of an active selling community to the WRECO communities resulting in a reduction of ten active selling communities. The Company’s overall absorption rate per average selling community for the three months ended September 30, 2014 was 7.5 orders (2.50 monthly) compared to 8.4 orders (2.81 monthly) during the same period in 2013.

The Company ended the third quarter of 2014 with 1,440 homes in backlog, representing approximately $870 million in future home sales revenue. The average sales price of homes in backlog as of September 30, 2014 increased $112,000, or 23%, to $604,000 compared to $492,000 at September 30, 2013. The increase in average sales price of homes in backlog was primarily the addition of legacy TRI Pointe which had an average sales price of homes in backlog of $854,000 as of September 30, 2014, as well as increases in all of our other reporting segments.

Homebuilding gross margin percentage for the third quarter of 2014 decreased to 18.3% compared to 22.3% for the same period in 2013. This decrease was primarily due a $13.0 million or 280 basis point non-cash purchase accounting adjustment as result of the merger. Excluding interest in cost of home sales and the non-cash purchase accounting adjustments, adjusted homebuilding gross margin percentage was 22.7%* for the third quarter of 2014 versus 24.2%* for the same period in 2013.

Selling, general and administrative expense for the third quarter of 2014 improved to 10.5% of home sales revenue as compared to 14.6% for the same period in 2013. The decrease in the selling, general and administrative expense ratio was primarily attributable to higher leverage from increased home sales revenue due to the addition of TRI Pointe and the increase in average sales price of homes delivered from all of our reporting segments, along with cost savings achieved by the reduction of duplicate corporate and divisional overhead costs and expenses.

Thomas J. Mitchell, President and Chief Operating Officer, said, “With the acquisition now complete, we have a tremendous opportunity to improve upon WRECO’s results by implementing our operating strategies across their well-positioned homebuilding platform. One of our top objectives is to infuse our brands and markets with new product offerings that reflect the desires and lifestyles of today’s consumer. In addition to our emphasis on new products, we have streamlined our existing product offerings at Winchester and Quadrant Homes, which we expect will increase cycle times by as much as 2 to 3 months. On that last front, we have begun to leverage our size and scale with national purchasing contracts which will help drive down costs. We also identified and eliminated overhead redundancies throughout the organization. While there is still much work to be done, we believe that these initiatives will result in a much more efficient, streamlined homebuilder that should be able to deliver both a great home-buying experience to customers and improved returns to shareholders.”

*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 12

The appended Supplemental Combined Company Information includes supplemental financial and operational information that is “Adjusted” to include legacy TRI Pointe’s operations for all periods prior to the Closing Date. No other adjustments have been made to this information, which is purely informational and does not purport to be indicative of what would have happened had the merger occurred as of the beginning of the period presented, nor is it indicative of results that may occur in the future, nor does it include any synergies of the combined company.

Non-GAAP (“Adjusted”) Information for Third Quarter 2014 and Comparisons to Third Quarter 2013

•	New home orders decreased to 811 compared to 902

•	Active selling communities averaged 107.0 compared to 98.5

•	New home orders per average selling community were 7.6 orders (2.53 monthly) compared to 9.2 orders (3.05 monthly)

•	Cancellation rate increased to 18% compared to 15%

•	Backlog units of 1,440 homes with a dollar value of $870.4 million

•	Average sales price in backlog increased 16% to $604,000

•	Home sales revenue of $473.8 million, an increase of 31%

•	New homes deliveries of 844, down 2%

•	Average sales price of homes delivered grew 33% to $561,000

Outlook

For the fourth quarter of 2014, the Company expects to open ten new communities, offset by final net new home orders at eight communities, resulting in 108 active selling communities as of December 31, 2014. The Company’s year ending active selling community outlook is an adjustment from our previous outlook based on the reduction in active selling communities in the third quarter as previously discussed. This reduction in our community count will have no impact on our previous outlook for new home deliveries in 2015. During the fourth quarter, the Company anticipates delivering approximately 75% to 80% of its combined 1,440 units in backlog as of September 30, 2014.

For the full year 2015, the Company expects to grow communities by 25% and grow new home deliveries in excess of 25% over the 2014 combined deliveries of legacy TRI Pointe and WRECO. The Company is also re-iterating its’ 2015 outlook for earnings per diluted share range of $1.25 to $1.40.

Earnings Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Thursday, November 6, 2014. The call will be hosted by, Doug Bauer, Chief Executive Officer, Tom Mitchell, Chief Operating Officer and Mike Grubbs, Chief Financial Officer.

Interested parties can listen to the call live on the internet through the Investor Relations section of the Company’s website at www.TRIPointeHomes.com. Listeners should go to the website at least 15 minutes prior to the call to download and install any necessary audio software. The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Homes Third Quarter 2014 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available from approximately 1:00 p.m. Eastern Time on November 6, 2014 through 11:59 p.m. Eastern

Time on November 20, 2014. To access the replay, the domestic dial-in number is 1-877-870-5176, the international dial-in number is 1-858-384-5517, and the pass code is 13593064. An archive of the webcast will be available on the Company’s website for a limited time.

About TRI Pointe Homes, Inc.

Headquartered in Irvine, California, TRI Pointe Homes, Inc. (NYSE: TPH) is one of the top ten largest public homebuilders by equity market capitalization in the United States. The company designs, constructs and sells premium single-family homes through its portfolio of six quality brands across eight states, included Maracay Homes in Arizona; Pardee Homes in California and Nevada; Quadrant Homes in Washington; Trendmaker Homes in Texas; TRI Pointe Homes in California and Colorado; and Winchester Homes in Maryland and Virginia. Additional information is available at www.tripointehomes.com.

Forward-Looking Statements

Various statements contained in this presentation, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects, our ability to achieve the anticipated benefits of the Weyerhaeuser Real Estate Company (WRECO) transaction. and our future production, operational and financial results, financial condition, prospects, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal,” “will,” or other words that convey future events or outcomes. The forward-looking statements in this presentation speak only as of the date of this presentation, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including restructuring and cost reduction initiatives; global economic conditions; raw material prices; energy prices; the effect of weather; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; the risk that disruptions from the WRECO transaction will harm our business; our ability to achieve the benefits of the WRECO transaction in the estimated amount and the anticipated timeframe, if at all; our ability to integrate WRECO successfully and to achieve the anticipated synergies therefrom; changes in accounting principles; our relationship, and actual and potential conflicts of interest, with Starwood Capital Group or its affiliates; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”). The foregoing list is not exhaustive. New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.

Investor Relations Contact:

Brad Cohen, InvestorRelations@TRIPointeHomes.com, 949-478-8696

Media Contact:

Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Change	2014	2013	Change
Operating Data:
Home sales	$471,801	$304,571	$167,230	$1,023,312	$744,598	$278,714
Homebuilding gross margin	$86,401	$67,880	$18,521	$203,935	$158,993	$44,942
Homebuilding gross margin %	18.3%	22.3%	(4.0)%	19.9%	21.4%	(1.5)%
Adjusted homebuilding gross margin % *	22.7%	24.2%	(1.5)%	22.8%	23.6%	(0.8)%
SG&A expense	$49,344	$44,371	$4,973	$130,236	$122,549	$7,687
SG&A expense as a % of home sales	10.5%	14.6%	(4.1)%	12.7%	16.5%	(3.8)%
Net income	$10,965	$20,159	$(9,194)	$42,771	$28,711	$14,060
Adjusted EBITDA *	$69,842	$46,490	$23,352	$159,921	$90,872	$69,049
Interest incurred	$15,129	$5,744	$9,385	$25,718	$16,348	$9,370
Interest expense, net of interest capitalized	$290	$828	$(538)	$2,731	$2,206	$525
Interest in cost of home sales	$7,702	$5,681	$2,021	$16,342	$17,055	$(713)
Other Data:
Net new home orders	803	767	5%	2,233	2,534	(12)%
New homes delivered	842	768	10%	1,978	1,867	6%
Average selling price of homes delivered	$560	$397	41%	$517	$399	30%
Average selling communities	107.0	90.9	16.1	98.5	82.6	15.9
Selling communities at end of period	106	93	13	106	93	13
Cancellation rate	18%	16%	2%	16%	14%	2%
Backlog (estimated dollar value)	$870,365	$711,765	22%
Backlog (homes)	1,440	1,448	(1)%
Average selling price in backlog	$604	$492	23%

	September 30, 2014	December 31, 2013	Change
Balance Sheet Data:
Cash and cash equivalents	$147,683	$4,510	$143,173
Real estate inventories	$2,263,740	$1,465,526	$798,214
Lots owned and controlled	30,111	27,613	9%
Homes under construction(1)	2,114	1,300	63%
Debt	$1,164,258	$834,589	$329,669
Stockholders equity	$1,409,365	$797,096	$612,269
Book capitalization	$2,573,623	$1,631,685	$941,938
Ratio of debt-to-capital	45.2%	51.1%	(5.9)%
Ratio of net debt-to-capital *	41.9%	51.0%	(9.1)%

(1)	Homes under construction includes completed homes
*	See “Reconciliation of Non-GAAP Financial Measures” beginning on page 12

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and cash equivalents	$147,683	$4,510
Accounts receivable	26,943	60,397
Real estate inventories	2,263,740	1,465,526
Investments in unconsolidated entities	16,072	20,923
Goodwill and other intangible assets, net	151,744	6,494
Deferred tax assets	141,601	288,983
Other assets	103,613	63,631

Total Assets	$2,851,396	$1,910,464

Liabilities
Accounts payable	$62,464	$59,676
Accrued expenses and other liabilities	201,094	190,682
Notes payable	277,128	—
Senior notes	887,130	—
Debt payable to Weyerhaeuser	—	834,589

Total Liabilities	1,427,816	1,084,947

Equity
Stockholders’ Equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares outstanding as of September 30, 2014 and December 31, 2013, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 161,338,746 and 129,700,000 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	1,613	1,297
Additional paid-in capital	902,771	333,589
Retained earnings	504,981	462,210

Total Stockholders’ Equity	1,409,365	797,096

Noncontrolling interests	14,215	28,421
Total Equity	1,423,580	825,517

Total Liabilities and Equity	$2,851,396	$1,910,464

CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

(dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Home sales	$471,801	$304,571	$1,023,312	$744,598
Land and lot sales	5,550	18,724	36,449	39,493
Other operations	569	573	8,854	3,128

Total revenues	477,920	323,868	1,068,615	787,219

Expenses:
Cost of home sales	385,400	236,691	819,377	585,605
Cost of land and lot sales	2,317	10,428	30,245	31,087
Other operations	556	549	2,755	2,374
Sales and marketing	28,393	24,554	73,096	65,436
General and administrative	20,951	19,817	57,140	57,113
Restructuring charges	7,024	384	9,202	3,451
Equity in loss (income) of unconsolidated entities	82	101	219	(167)

Total expenses	444,723	292,524	992,034	744,899

Income from operations	33,197	31,344	76,581	42,320
Transaction expenses	(16,710)	—	(17,216)	—
Other income (expense), net	499	186	(242)	1,739

Income before income taxes	16,986	31,530	59,123	44,059
Provision for income taxes	(6,021)	(11,589)	(16,352)	(15,732)

Income from continuing operations	10,965	19,941	42,771	28,327
Discontinued operations, net of income taxes	—	218	—	384

Net income	$10,965	$20,159	$42,771	$28,711

Earnings per share
Basic
Continuing operations	$0.07	$0.15	$0.31	$0.22
Discontinued operations	—	0.01	—	—

Net earnings per share	$0.07	$0.16	$0.31	$0.22

Diluted
Continuing operations	$0.07	$0.15	$0.31	$0.22
Discontinued operations	—	0.01	—	—

Net earnings per share	$0.07	$0.16	$0.31	$0.22

Weighted average number of shares
Basic	158,931,450	129,700,000	139,550,891	129,700,000
Diluted	160,468,887	129,700,000	140,063,370	129,700,000

MARKET DATA

(dollars in thousands)

(unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price	Homes Delivered	Avg. Selling Price
New Homes Delivered:
Maracay	94	$397	132	$321	286	$376	272	$299
Pardee	277	468	307	365	658	480	733	391
Quadrant	74	437	90	313	219	405	256	306
Trendmaker	135	516	161	449	404	492	439	440
TRI Pointe	158	781	—	—	158	781	—	—
Winchester	104	763	78	637	253	747	167	631

Total	842	$560	768	$397	1,978	$517	1,867	$399

	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
	New	Average	New	Average	New	Average	New	Average
	Home	Selling	Home	Selling	Home	Selling	Home	Selling
	Orders	Communities	Orders	Communities	Orders	Communities	Orders	Communities
Net New Home Orders:
Maracay	88	17.3	119	14.3	313	16.4	419	11.8
Pardee	264	21.3	264	17.8	793	20.3	963	17.6
Quadrant	82	12.3	99	14.0	286	12.8	292	11.6
Trendmaker	127	24.8	175	21.5	436	23.5	526	21.9
TRI Pointe	152	16.0	—	—	152	6.4	—	—
Winchester	90	15.3	110	23.3	253	19.1	334	19.7

Total	803	107.0	767	90.9	2,233	98.5	2,534	82.6

MARKET DATA Continued

(dollars in thousands)

(unaudited)

	September 30, 2014			September 30, 2013
		Backlog	Average		Backlog	Average
	Backlog	Dollar	Selling	Backlog	Dollar	Selling
	Units	Value	Price	Units	Value	Price
Backlog:
Maracay	143	$57,202	$400	238	$81,300	$342
Pardee	415	222,929	537	541	264,984	490
Quadrant	163	78,317	480	141	54,400	386
Trendmaker	254	131,611	518	245	114,862	469
TRI Pointe	282	240,872	854	—	—	—
Winchester	183	139,434	762	283	196,219	693

Total	1,440	$870,365	$604	1,448	$711,765	$492

	September 30, 2014	December 31, 2013
Lots Owned and Controlled:(1)
Maracay	1,752	2,307
Pardee	18,097	18,976
Quadrant	1,482	1,384
Trendmaker	2,068	1,753
TRI Pointe	3,778	—
Winchester	2,934	3,193

Total	30,111	27,613

Lots by Ownership Type:
Lots owned	25,888	22,716
Lots controlled(1)	4,223	4,897

Total	30,111	27,613

(1)	Lots controlled includes lots that are under land option contracts and purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

In this earnings release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

The following table reconciles homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended September 30,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$471,801	100.0%	$304,571	100.0%
Cost of home sales	385,400	81.7%	236,691	77.7%

Homebuilding gross margin	86,401	18.3%	67,880	22.3%
Add: interest in cost of home sales	7,702	1.6%	5,681	1.9%
Add: purchase accounting adjustment	12,961	2.8%	—	—

Adjusted homebuilding gross margin	$107,064	22.7%	$73,561	24.2%

Homebuilding gross margin percentage	18.3%		22.3%

Adjusted homebuilding gross margin percentage	22.7%		24.2%

	Nine Months Ended September 30,
	2014	%	2013	%
	(dollars in thousands)
Home sales	$1,023,312	100.0%	$744,598	100.0%
Cost of home sales	819,377	80.1%	585,605	78.6%

Homebuilding gross margin	203,935	19.9%	158,993	21.4%
Add: interest in cost of home sales	16,342	1.6%	17,055	2.2%
Add: purchase accounting adjustment	12,961	1.3%	—	—

Adjusted homebuilding gross margin	$233,238	22.8%	$176,048	23.6%

Homebuilding gross margin percentage	19.9%		21.4%

Adjusted homebuilding gross margin percentage	22.8%		23.6%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the ratio of net debt-to-capital. We believe that the ratio of net debt-to-capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	September 30, 2014	December 31, 2013
	(dollars in thousands)
Debt	$1,164,258	$834,589
Stockholders’ Equity	1,409,365	797,096

Total capital	$2,573,623	$1,631,685

Ratio of debt-to-capital(1)	45.2%	51.1%

Debt	$1,164,258	$834,589
Less: cash and cash equivalents	(147,683)	(4,510)

Net debt	1,016,575	830,079
Stockholders’ Equity	1,409,365	797,096

Total capital	$2,425,940	$1,627,175

Ratio of net debt-to-capital(2)	41.9%	51.0%

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing debt by the sum of debt plus equity.
(2)	The ratio of net debt-to-capital is computed as the quotient obtained by dividing net debt (which is debt less cash and cash equivalents) by the sum of net debt plus equity. The most directly comparable GAAP financial measure is the ratio of debt-to-capital.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table calculates the non-GAAP measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income (loss), as reported and prepared in accordance with GAAP. EBITDA means net income (loss) before (a) interest expense, (b) income taxes, (c) depreciation and amortization, (d) expensing of previously capitalized interest included in costs of home sales and (e) amortization of stock-based compensation. Adjusted EBITDA means EBITDA before (f) non cash purchase accounting adjustments (g) restructuring expenses and (h) transaction related expenses. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA is useful as measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Net income	$10,965	$20,159	$42,771	$28,711
Interest expense:
Interest incurred	15,129	5,744	25,718	16,348
Interest capitalized	(14,839)	(4,916)	(22,987)	(14,142)
Amortization of interest in cost of sales	7,835	8,730	40,451	27,849
Provision for income taxes	6,021	11,589	16,352	15,732
Depreciation and amortization	4,489	3,517	10,719	9,219
Amortization of stock-based compensation	3,547	1,283	7,518	3,704

EBITDA	33,147	46,106	120,542	87,421
Non cash purchase accounting adjustments	12,961	—	12,961	—
Restructuring charges	7,024	384	9,202	3,451
Transaction expenses	16,710	—	17,216	—

Adjusted EBITDA	$69,842	$46,490	$159,921	$90,872

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

The following table reconciles net income and diluted earnings per share, as reported and prepared in accordance with GAAP, to the non-GAAP measure of net income and diluted earnings per share excluding non-cash purchase accounting adjustments, restructuring charges and transaction expenses associated with the Merger. We believe that this non-GAAP measure provides useful information to investors regarding our performance due to the fact that it excludes expenses that do not relate to our core operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	Net Income	Diluted EPS	Net Income	Diluted EPS
	(in thousands, except per share amounts)
GAAP measure	$10,965	$0.07	$42,771	$0.31
Non cash purchase accounting adjustments	12,961	0.08	12,961	0.09
Restructuring charges	7,024	0.05	9,202	0.07
Transaction expenses	16,710	0.10	17,216	0.12
Tax impact	(13,007)	(0.08)	(10,891)	(0.08)

Non-GAAP measure	$34,653	$0.22	$71,259	$0.51

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)

SUPPLEMENTAL COMBINED COMPANY INFORMATION

(unaudited)

The merger with Weyerhaeuser Real Estate Company (“WRECO”) was accounted for as a “reverse acquisition” of TRI Pointe by WRECO in accordance with ASC Topic 805, “Business Combinations.” As a result, legacy TRI Pointe’s financial results are not included in the combined company’s GAAP results for any period prior to July 7, 2014, the closing date of the merger. This schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations. No other adjustments have been made to the supplemental combined company information provided and this information is summary only and may not necessarily be indicative of the results had the merger occurred at the beginning of the periods presented or the financial condition to be expected for the remainder of the year or any future date or period.

The following schedule provides certain supplemental financial and operations information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone operations for (i) the period from July 1, 2014 through July 7, 2014 and (ii) the three months ended September 30, 2013, as though the WRECO merger was completed on January 1, 2013.

	Three Months Ended
	September 30, 2014			September 30, 2013
	Combined Reported	Legacy Adjustments	Combined Adjusted	Combined Reported	Legacy Adjustments	Combined Adjusted
	(dollars in thousands)
Supplemental Operating Data:
Home sales revenue	$471,801	$1,959	$473,760	$304,571	$56,801	$361,372
Net new home orders	803	8	811	767	135	902
New homes delivered	842	2	844	768	91	859
Average selling price of homes delivered	$560	$979	$561	$397	$624	$421
Average selling communities	107.0	NA	107.0	90.9	7.6	98.5
Selling communities at end of period	106	NA	106	93	7	100
Cancellation rate	18%	NA	18%	16%	11%	15%
Backlog (estimated dollar value)	$870,365	NA	$870,365	$711,765	$162,730	$874,495
Backlog (homes)	1,440	NA	1,440	1,448	227	1,675
Average selling price in backlog	$604	NA	$604	$492	$717	$522

SUPPLEMENTAL COMBINED COMPANY INFORMATION (continued)

(unaudited)

The following schedule provides supplemental unaudited financial information of the combined company that is “Adjusted” to include legacy TRI Pointe stand-alone financial results for (i) the period from January 1, 2014 through July 7, 2014 and (ii) the nine months ended September 30, 2013.

	Nine Months Ended
	September 30, 2014			September 30, 2013
	Combined Reported	Legacy Adjustments	Combined Adjusted	Combined Reported	Legacy Adjustments	Combined Adjusted
	(dollars in thousands)
Supplemental Operating Data:
Home sales revenue	$1,023,312	$162,107	$1,185,419	$744,598	$128,115	$872,713
Net new home orders	2,233	336	2,569	2,534	389	2,923
New homes delivered	1,978	197	2,175	1,867	230	2,097
Average selling price of homes delivered	$517	$823	$545	$399	$557	$416
Average selling communities	98.5	NA	98.5	82.6	7.1	89.7
Selling communities at end of period	106	NA	106	93	7	100
Cancellation rate	16%	NA	16%	14%	8%	13%